Exhibit (a)(1)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offers (as defined below) are made solely by the Offer to Purchase dated November 20, 2025, and the related Letter of Transmittal, as each may be amended or supplemented from time to time. The Company is not making the Offers to (nor will it accept any tender of Securities from or on behalf of) holders of Securities in any jurisdiction in which the making or acceptance of any tender of Securities would not be in compliance with the laws of that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Edison International

Notice of Offers to Purchase

For Cash Any and All 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

Edison International, a California corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase for cash any and all of its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” and each, an “Offer”), plus Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the Offers).

THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2025, UNLESS EDISON INTERNATIONAL EXTENDS OR EARLIER TERMINATES THE OFFERS (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFERS, THE “EXPIRATION DATE”).

The consideration for the Security tendered and accepted for purchase will equal $995 per $1,000 liquidation preference of Series B Preferred Stock pursuant to the Series B Offer (the “Series B Offer Price”) and $1,000 per $1,000 liquidation preference of Series A Preferred Stock pursuant to the Series A Offer (the “Series A Offer Price” and, together with the Series B Offer Price, the “Offer Price”), plus Accrued Dividends. As used herein and in the Offer to Purchase, “Accrued Dividends” means, for each $1,000 liquidation preference of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the date on which the purchase price is paid (the “Settlement Date”), assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period. The Company expects the Settlement Date of the Offers to promptly follow the Expiration Date.

The Offers are subject to certain conditions. The Offer to Purchase sets forth in full the conditions to the Offers.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFERS. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFERS.

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding. We have no obligation to accept Securities that are not validly tendered before the Expiration Date. If the Offers are consummated, then the number of Securities that remain outstanding will be reduced. This may adversely affect the liquidity of or increase the volatility in any market for the Securities that remain outstanding after consummation of the Offers.

You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on December 19, 2025 at 5:00 p.m., New York City time, unless the Company extends or earlier terminates the Offers. The Company cannot assure you that it will extend the Offers or, if it does, the length of any extension it may provide. You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through the Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), to the Tender Agent at the address appearing below. Your notice of withdrawal must specify your name, the series/class, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase.

For purposes of the Offers, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are validly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offers. The Company will pay for Securities that it purchases under the Offers by depositing the aggregate purchase price plus Accrued Dividends for such Securities with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders.

To tender your Securities prior to the Expiration Date of the Offers, you must (i) electronically transmit your acceptance of either of the Offers through ATOP or (ii) deliver to the Tender Agent a duly executed Letter of Transmittal, through which you expressly agree to be bound by the terms of the applicable Offer. You should contact the Information Agent for assistance at the contact information listed below.

Please note that the Company will not purchase your Securities in the Offers unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it may have an earlier deadline for you to act to instruct it to accept either of the Offers on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Holders desiring to tender their Securities before 5:00 p.m., New York City time, on the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

The Securities may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Securities must continue to hold their Securities in an amount equal to at least $1,000 liquidation preference per share.

There are no guaranteed delivery procedures available with respect to the Offers under the terms of the Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in the Offer to Purchase.

The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offers will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC or Santander US Capital Markets LLC (the “Dealer Managers”) or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. Please refer to the Offer to Purchase for a more detailed discussion. Holders of the Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of any state, local or non-U.S. tax laws.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

Upon request, the Offer to Purchase and the Letter of Transmittal will be provided to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company is filing with the Securities Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov. The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is herein incorporated by reference.

Please contact the Dealer Managers with questions regarding the terms of the Offers at the contact information set forth below or the Information Agent with questions regarding how to tender or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offers at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offers. Please contact the Tender Agent at the contact information set forth below to confirm delivery of Securities.

The Tender Agent for the Offers is:

Global Bondholder Services Corporation

By Facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: 855-654-2015

Email: contact@gbsc-usa.com

The Dealer Managers for the Offers are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attention: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Attention: Liability Management Group (866) 834-4666 (toll-free) (212) 834-4818 (collect)	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attention: Liability Management Group (866) 271-7403 (toll-free) (212) 205-7741 (collect)	Santander US Capital Markets LLC 437 Madison Avenue New York, New York 10022 Attention: Liability Management (855) 404-3636 (toll-free) (212) 350-0660 (collect) Email: AmericasLM@santander.us